Filing pursuant to Rule 424(b)(5)
                                          Registration Statement No. 333-127319


                PROSPECTUS SUPPLEMENT NO 3. DATED June 5, 2006

                     (TO PROSPECTUS DATED August 15, 2005)

                               8,000,000 SHARES


                               FONAR CORPORATION

                                 COMMON STOCK

This prospectus supplement relates to the plan of distribution pursuant to which we will issue up to 8,000,000 shares of our common stock. See "Plan of Distribution" below for a more detailed description of this plan. These 8,000,000 shares are registered under Registration Statement No. 333-127319 and covered by the accompanying prospectus.

You should read this prospectus supplement along with the accompanying prospectus. These documents contain information you should consider when making your investment decision. You should rely only on information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different or additional information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of this document.

The prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered hereby. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy our common stock in any circumstances in which an offer or solicitation is unlawful.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THE PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             PLAN OF DISTRIBUTION

We may issue up to 8,000,000 shares of our common stock covered by the accompanying prospectus by issuing them directly to vendors, suppliers of goods and services or other creditors in lieu of cash. The principal purposes of issuing these shares is to pay vendors and suppliers for the parts and services necessary for us to make timely delivery of MRI scanning systems, including systems to be sold to MRI facilities owned by Dr. Raymond V. Damadian managed by our wholly-owned subsidiary Health Management Corporation of America, to accelerate our production rate in order to reduce per unit manufacturing costs and for advertising and marketing expenses. Management will have broad discretion in the use of the shares. Dr. Damadian is the President,
Chairman  of  the  Board  of  Directors  and  principal  stockholder  of  Fonar
Corporation, and he presently owns 12 MRI facilities managed by Health Management Corporation of America, which we also refer to as HMCA. An additional MRI facility owned by Dr. Damadian and managed by HMCA is scheduled to open in June, 2006. Nearly one hundred percent (100%) of HMCA's revenues are generated by MRI facilities owned by Dr. Damadian. Sales of MRI scanning systems made to facilities owned by Dr. Damadian are and will be on the prices and terms as sales made to unrelated parties, on an arms-length, fair market basis.

The recipients of the shares would receive a number of shares having a market value of the amount to be paid as of the date of issuance of the shares. The recipients would credit our account with them with the net proceeds they receive from the sale of the shares. Net proceeds for these purposes means the sales price received for the shares less the sellers' brokerage commissions and other costs of sale, if any. To the extent the recipient is underpaid, we may issue additional shares or pay the balance in cash. To the extent the recipient is overpaid, we will receive a credit to our account with the recipient.

                          MARKET FOR OUR COMMON STOCK

Our common stock is listed on the NASDAQ Small Cap Market under the symbol "FONR". On May 9, 2006 our closing price of one share of common stock was
$0.62.   As  of  May  9,  2006,  we had  112,470,378  shares  of  common  stock outstanding.

                      WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus.

The documents we incorporate by reference and where you can find additional filings and information concerning Fonar are set forth in the prospectus.